EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Form S-1 registration statement of Three Forks, Inc. our report dated April 14, 2014 on our audit of the financial statements of Three Forks, Inc. as of December 31, 2013 and the related statement of operations, stockholders’ equity (deficit) and cash flow for the year then ended and for the period from inception (March 28, 2012) to December 31, 2012 and those of Five JAB, Inc. for the for the period January 1, 2013 through September 1, 2013 (termination) and the year ended December 31, 2012, and the reference to us under the caption “Experts”.

/s/ BF Borgers, CPA, PC

B F Borgers, CPA, PC
Denver, CO
July 2, 2014